UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )



Filed by the Registrant [ X ]

Filed by a Party other than the Registrant [__]

Check the appropriate box:

[__]   Preliminary Proxy Statement
[__]   Confidential, for Use of the Commission Only
       (as permitted by Rule 14a-6(e)(2))
[ X ]  Definitive Proxy Statement
[__]   Definitive Additional Materials
[__]   Soliciting Material Under ss.240.14a-12

                     AMERICAN HOME MORTGAGE INVESTMENT CORP.
                     ---------------------------------------
                (Name of Registrant as Specified in Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[__]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

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      (2)   Aggregate number of securities to which transaction applies:

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      (3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)   Proposed maximum aggregate value of transaction:

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      (5)   Total fee paid:

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[__]  Fee paid previously with preliminary materials:

[__] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:

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      (4)   Date filed:

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


                     AMERICAN HOME MORTGAGE INVESTMENT CORP.
                              538 Broadhollow Road
                            Melville, New York 11747
                                  May 19, 2006

Dear Fellow Stockholder:

         You are cordially invited to attend the 2006 Annual Meeting of Stockholders of American Home Mortgage Investment Corp. ("AHMIC" or the "Company"), which will be held on Tuesday, June 20, 2006, commencing at 10:00 a.m., local time, at 538 Broadhollow Road, Melville, New York 11747.

         At the Annual Meeting, you will be asked (i) to consider and vote upon the election of two Class I directors to serve for a three-year term expiring at the 2009 Annual Meeting of Stockholders, and until each of their respective successors has been duly elected and qualified; (ii) to consider and ratify Deloitte & Touche LLP as AHMIC's independent auditors for the year ending December 31, 2006; and (iii) to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. These proposals are more fully described in the Proxy Statement that follows.

         We hope that you will find it convenient to attend in person. Whether or not you expect to attend in person, please promptly date, sign and mail the enclosed proxy in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum. If you do attend the Annual Meeting, you may withdraw your proxy if you wish to vote in person.

         A copy of the Company's Annual Report to Stockholders, which includes a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, is being provided with the Proxy Statement to each of the Company's stockholders as of May 16, 2006, the record date fixed for the Annual Meeting. Additional copies of that report may be obtained by writing to American Home Mortgage Investment Corp., 538 Broadhollow Road, Melville, New York 11747,
Attention: Investor Relations Department.

         On behalf of the Board of Directors and officers of AHMIC, I would like to express the Company's appreciation for your continued support.

                                        Sincerely,

                                        /s/ Michael Strauss

                                        MICHAEL STRAUSS
                                        Chairman of the Board, Chief Executive
                                        Officer and President

                     AMERICAN HOME MORTGAGE INVESTMENT CORP.
                              538 Broadhollow Road
                            Melville, New York 11747

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 20, 2006

To the Stockholders of American Home Mortgage Investment Corp.:


         Notice is hereby given that the Annual Meeting of Stockholders of American Home Mortgage Investment Corp., a Maryland corporation ("AHMIC" or the "Company"), will be held on Tuesday, June 20, 2006, commencing at 10:00 a.m., local time, at 538 Broadhollow Road, Melville, New York 11747, for the following purposes:

      1. To elect two Class I directors to serve for a three-year term expiring at the 2009 Annual Meeting of Stockholders, and until each of their respective successors has been duly elected and qualified.

      2. To consider and ratify Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2006.

      3. To consider and act upon such other business as may properly come before the Annual Meeting.

         The Board of Directors of the Company has fixed the close of business on May 16, 2006, as the record date for the determination of stockholders entitled to notice of and to vote on any matters that may properly come before the Annual Meeting and at any adjournments or postponements thereof.

                                            By order of the Board of Directors,

                                            /s/ Alan B. Horn

                                            ALAN B. HORN
                                            Secretary

Dated:  May 19, 2006

Melville, New York

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

                     AMERICAN HOME MORTGAGE INVESTMENT CORP.
                              538 BROADHOLLOW ROAD
                            MELVILLE, NEW YORK 11747


                                  -------------
                                 PROXY STATEMENT
                                  -------------

                         Annual Meeting of Stockholders
                                  June 20, 2006

                                  -------------


         This Proxy Statement is furnished by the Board of Directors of American Home Mortgage Investment Corp., a Maryland corporation ("AHMIC" or the "Company"), in connection with the Company's solicitation of proxies for use at the 2006 Annual Meeting of Stockholders of AHMIC (the "Annual Meeting"), which will be held on Tuesday, June 20, 2006, commencing at 10:00 a.m., local time, at 538 Broadhollow Road, Melville, New York 11747, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. All stockholders are entitled and encouraged to attend the Annual Meeting in person. This Proxy Statement and the accompanying Proxy Card will be mailed on or about May 19, 2006 to AHMIC stockholders of record as of May 16, 2006.

                             SOLICITATION OF PROXIES

         The proxy enclosed with this Proxy Statement is solicited by the Board of Directors of AHMIC. Proxies may be solicited by officers, directors and regular supervisory and executive employees of AHMIC, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegraph or messenger. The Company may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners. All of the costs of solicitation of proxies will be paid by AHMIC.

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

         In voting by proxy with regard to the election of directors, stockholders may vote in favor of each nominee or withhold their votes as to each or all of the nominees. If no instruction is given on a properly completed proxy, it will be voted FOR the election of each of the nominees for director named in this Proxy Statement, or, if any such nominee is unable or unwilling to serve for any reason, for such other person or persons as the Board of Directors may recommend.

         In voting by proxy with regard to the ratification of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2006, stockholders may vote in favor of ratification or against or may abstain from voting with respect to this proposal. If no instruction is given on a properly completed proxy, it will be voted FOR the ratification of Deloitte & Touche LLP as the Company's independent auditors.

         As to any other matter of business that may be brought before the Annual Meeting, such proxy will be voted in accordance with the judgment of the persons named in the proxy.

         A stockholder who has given a proxy may revoke it at any time before it is exercised by giving notice of revocation to the Secretary of AHMIC, by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

                                VOTING SECURITIES

         The Board of Directors has fixed the close of business on May 16, 2006, as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Holders of record of the Company's common stock, par value $0.01 per share ("Common Stock"), as of the Record Date will be entitled to one vote for each share held. On the Record Date, there were 50,016,186* shares of the Company's Common Stock outstanding and entitled to vote.

         The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting.

         Assuming the presence of a quorum at the Annual Meeting: (i) a plurality of the votes cast by holders of shares of Common Stock represented at the Annual Meeting is required for the election of directors; and (ii) the affirmative vote of a majority of the votes cast by holders of shares of Common Stock represented at the Annual Meeting is required for the ratification of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2006.

         Broker non-votes exist when a broker who holds shares in street name does not receive voting instructions from a beneficial stockholder and such broker does not have discretionary authority under applicable exchange rules to vote on the particular proposal. Stockholder abstentions and broker non-votes are considered present and entitled to vote for purposes of determining a quorum. There should not be any broker non-votes on Proposal I, election of directors, or Proposal II, ratification of independent auditors, because a broker who holds shares in street name and does not receive voting instructions from a beneficial stockholder has discretionary authority to vote on these proposals. A vote "withheld" from a director nominee will have no effect on the outcome of the vote because a plurality of the votes cast at the annual meeting is required for the election of directors, and for purposes of the vote on Proposal II, ratification of independent auditors, an abstention will have no effect.

                                EXPLANATORY NOTE

         AHMIC was incorporated in July, 2003, under the laws of the State of Maryland. On December 3, 2003, through an internal reorganization, AHMIC became the parent company of American Home Mortgage Holdings, Inc. ("AHM Holdings"), which was a publicly owned company whose common stock traded on the Nasdaq National Market under the symbol "AHMH." Concurrent with the reorganization, Apex Mortgage Capital, Inc. ("Apex"), a Maryland corporation, which operated as a real estate investment trust ("REIT"), merged with and into AHMIC, with AHMIC as the surviving corporation. In connection with these transactions, the Common Stock of the Company was exchanged for the outstanding shares of common stock of AHM Holdings and Apex, and the Company commenced operating in a manner allowing it to qualify as a REIT for federal income tax purposes. The Company's common stock began trading on the New York Stock Exchange ("NYSE") under the symbol "AHH" on December 4, 2003. The Company's trading symbol on the NYSE was changed to "AHM" as of June 1, 2004.

         As a result of the reorganization and merger, both completed on December 3, 2003, among other things: (i) AHM Holdings became a wholly owned subsidiary of the Company and ceased trading on the Nasdaq National Market, (ii) Apex ceased to exist, and (iii) the directors and executive officers of AHM Holdings at the time of completion of these transactions became the directors and executive officers of the Company. Accordingly, certain references in this Proxy Statement to the Company or to historical information relating to the Company, in each case relative to periods prior to December 3, 2003, generally apply to AHM Holdings.

---------------------------
* Number of shares is an estimate. This number will be updated following the Record Date.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

         As of April 20, 2006, the following are the only persons, entities or groups (other than as set forth under "Security Ownership of Directors and Executive Officers" below) known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock:

                                                      Shares of Common Stock           Percent of Common Stock
Name and Address of Beneficial Owner                    Beneficially Owned             Beneficially Owned (1)
------------------------------------------------ ------------------------------- -----------------------------------
Barclays Global Investors, N.A.                               3,898,397 (2)                      7.79%
  45 Fremont Street
  San Francisco, CA  94105

Morgan Stanley                                                3,655,121 (3)                      7.31%
  1585 Broadway
  New York, NY  10036

Greenlight Capital, L.L.C.                                    3,466,900 (4)                      6.93%
  140 East 45th Street, Floor 24
  New York, New York  10017

Munder Capital Management                                     3,151,906 (5)                      6.30%
  Munder Capital Center
  480 Pierce Street
  Birmingham, MI  48009

------------------

(1) Ownership percentages are based on 50,016,186 shares of Common Stock outstanding as of April 20, 2006.

(2) Barclays Global Investors, N.A. ("Barclays NA"), filed a Schedule 13G with the Securities and Exchange Commission ("SEC") on January 26, 2006, on behalf of Barclays NA, Barclays Global Fund Advisors ("Barclays Fund"), Barclays Global Investors, Ltd. ("Barclays Ltd") and Barclays Global Investors Japan Trust and Banking Company Limited ("Barclays Japan"). According to the Schedule 13G: (i) Barclays NA beneficially owned 3,225,921 shares of Common Stock, with sole voting power over 2,848,509 shares and sole dispositive power over 3,225,921 shares; (ii) Barclays Fund beneficially owned 672,476 shares of Common Stock, with sole voting power over 670,750 shares and sole dispositive power over 672,476 shares;
      (iii) Barclays Ltd. did not beneficially own or have sole voting or sole dispositive power over any shares of Common Stock; and (iv) Barclays Japan did not beneficially own or have sole voting or sole dispositive power over any shares of Common Stock.

(3) Morgan Stanley filed a Schedule 13G with the SEC on February 16, 2006. According to the Schedule 13G, Morgan Stanley beneficially owned 3,655,121 shares of Common Stock, with sole voting and dispositive power over 3,654,907 shares.

(4) Greenlight Capital, L.L.C., a Delaware limited liability company ("GC LLC"), filed a Schedule 13G/A with the SEC on February 14, 2006, on behalf of GL LLC, Greenlight Capital, Inc., a Delaware corporation ("GC Inc."), DME Advisors, L.P., a Delaware limited partnership ("DME") and David Einhorn ("Einhorn"). According to the Schedule 13G/A: (i) GC LLC beneficially owned 1,981,700 shares of Common Stock, with sole voting and dispositive power over 1,981,700 shares; (ii) GC Inc. beneficially owned 1,184,900 shares of Common Stock, with sole voting and dispositive power over 1,184,900 shares; (iii) DME LP beneficially owned 300,300 shares of Common Stock, with sole voting and dispositive power over 300,300 shares; and (iv) David Einhorn beneficially owned 3,466,900 shares of Common Stock, with sole voting and dispositive power over 3,466,900 shares.

(5) Munder Capital Management, a Delaware general partnership ("Munder"), filed a Schedule 13G with the SEC on March 30, 2006. According to the
      Schedule 13G, Munder beneficially owned 3,151,906 shares of Common Stock, with sole voting power over 3,001,386 shares and sole dispositive power over 3,151,906 shares.

         The determination that there were no other persons, entities or groups (other than as set forth under "Security Ownership of Directors and Executive Officers" below) known to the Company to beneficially own more than 5% of the Company's outstanding Common Stock was based on a review of all statements filed with the SEC with respect to the Company pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the beginning of the prior fiscal year.

Security Ownership of Directors and Executive Officers

         The following table sets forth certain information regarding ownership of Common Stock as of April 20, 2006, by (i) each of the members of the Company's Board of Directors, (ii) each of the Company's executive officers named in the "Summary Compensation Table" under the caption "Executive Compensation" below (sometimes referred to herein as the "named executive officers"), and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares were owned directly with sole voting and investment power.

                                                  Shares of Common Stock      Percent of Common Stock
Name and Address of Beneficial Owner (1)            Beneficially Owned         Beneficially Owned (2)
----------------------------------------------    -------------------------   ------------------------
Michael Strauss                                                4,623,513(3)                      9.23%
John A. Johnston                                                 609,174                         1.22%
Nicholas R. Marfino                                               32,182                            *
Michael A. McManus, Jr                                            27,286                            *
C. Cathleen Raffaeli                                              38,877                            *
Kenneth P. Slosser (4)                                            76,667                            *
Irving J. Thau                                                     8,316                            *
Stephen A. Hozie                                                  52,250(5)                         *
Donald Henig                                                      55,000(6)                         *
Thomas M. McDonagh                                                30,400(7)                         *
Richard S. Loeffler                                               10,000                            *
All  directors  and  executive  officers  as  a
group (thirteen individuals)                                   5,569,665                        11.09%
---------------------------
*     Represents less than 1%.

(1) Each individual listed in the table is a director or named executive officer of the Company, with an address at c/o American Home Mortgage Investment Corp., 538 Broadhollow Road, Melville, New York 11747.

(2) Ownership percentages are based on 50,016,186 shares of Common Stock outstanding as of April 20, 2006. Under the rules of the SEC, shares of common stock that an individual has a right to acquire within 60 days from April 20, 2006, pursuant to the exercise of options, warrants or other convertible securities, are deemed to be outstanding for the purpose of computing the percentage of ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person shown in the table.

(3) This number includes currently exercisable options to purchase 81,407 shares of Common Stock.

(4) Mr. Slosser's term of service as a director of the Company will expire at the 2006 Annual Meeting of Stockholders.

(5) This number includes currently exercisable options to purchase 51,250 shares of Common Stock.

(6) This number represents currently exercisable options to purchase 55,000 shares of Common Stock.

(7) This number includes currently exercisable options to purchase 10,860 shares of Common Stock and options to purchase 15,000 shares of Common Stock that become exercisable on June 30, 2006. This number also includes 4,140 shares of Common Stock held by trusts established for Mr. McDonagh's minor children, as to which shares Mr. McDonagh disclaims beneficial ownership.

                              CORPORATE GOVERNANCE

Board of Directors

         The bylaws of the Company provide that the Board of Directors will consist of not less than three members nor more than 12 members, the exact number to be determined by resolution adopted by the affirmative vote of a majority of the Board of Directors of AHMIC. Currently, there are seven members on the Board of Directors, which is divided into three classes. Directors in each class are elected for a three-year term in staggered years.

Meetings of the Board of Directors

         The Board of Directors of the Company held 10 meetings during 2005 and took action by written consent on seven occasions. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and Board committees on which he or she served that were held during such period.

         Directors are encouraged, but are not required, to attend the Company's annual meetings of stockholders. One director attended the Company's 2005 Annual Meeting of Stockholders, which was held on June 14, 2005.

Independence of the Board of Directors

         The Board of Directors of the Company has affirmatively determined that four of its seven directors, including all members of its Audit, Compensation and Nominating and Corporate Governance Committees, are "independent" as defined by the listing standards of the NYSE and applicable rules and regulations of the SEC. The four independent directors are Nicholas R. Marfino, Michael A. McManus, Jr., C. Cathleen Raffaeli and Irving J. Thau. The Board of Directors also has determined that Kristian R. Salovaara, a director nominee, is "independent" as defined by the listing standards of the NYSE and applicable rules and regulations of the SEC.

Executive Sessions of Non-Management Directors

         Meetings of non-management directors are scheduled to be held regularly throughout the year. Additional meetings may be scheduled by any non-management director. These non-management executive sessions may be chaired by any of the chairpersons of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In this regard, the Company's current policy is to rotate the chairperson position at such sessions among the various committee chairpersons.

Communications with Directors

         Stockholders and other interested parties may communicate directly with any director, including any non-management member of the Board of Directors, by writing to the attention of such individual at the following address: American Home Mortgage Investment Corp., 538 Broadhollow Road, Melville, New York 11747.

         Communications that are intended for the non-management directors generally should be marked "Personal and Confidential" and sent to the attention of the Chair of the Nominating and Corporate Governance Committee. The Chair will distribute any communications received to the non-management director(s) to whom the communication is addressed. Communications that are intended for the whole Board should be sent to the attention of the Company's General Counsel and Secretary.

Corporate Governance Principles

         The Board of Directors adopted Corporate Governance Principles that, along with the charters of the various Board committees, provide the framework for the governance of the Company. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles from time to time and recommending proposed changes to the Board for approval. The Corporate Governance Principles are available on the Company's website at http://www.americanhm.com. The Corporate Governance

Principles are also available in print to anyone who requests them by writing to the Company at the following address: 538 Broadhollow Road, Melville, New York 11747, Attention: Investor Relations Department.

Code of Business Conduct and Ethics

         All directors, officers and employees of the Company must act ethically and in accordance with the Company's Code of Business Conduct and Ethics (the "Code of Ethics"). The Code of Ethics satisfies the definition of "code of ethics" under the rules and regulations of the SEC and is available on the Company's website at http://www.americanhm.com. The Code of Ethics is also available in print to anyone who requests it by writing to the Company at the following address: 538 Broadhollow Road, Melville, New York 11747, Attention:
Investor Relations Department.

Committees of the Board of Directors and Committee Meetings

         The Board of Directors of the Company currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The members and functions of these committees are described below. The Board of Directors has adopted written charters for each such committee, current versions of which are available on the Company's website at http://www.americanhm.com. The charters are also available in print to anyone who requests them by writing to the Company at the following address: 538 Broadhollow Road, Melville, New York 11747, Attention: Investor Relations Department.

         Audit Committee

         The Audit Committee assists the Board of Directors in monitoring: (i) the integrity of the financial statements of the Company, (ii) the qualifications and independence of the Company's independent auditors, (iii) the performance of the Company's internal audit function and independent auditors,
(iv) the compliance by the Company with legal and regulatory requirements and
(v) the processes by which management assesses and manages risk. The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditors, subject to the exceptions for non-audit services which are approved by the Audit Committee prior to the completion of the audit. The Amended and Restated Charter of the Audit Committee, which describes all of the Audit Committee's responsibilities, is posted on the Company's website.

         During 2005, the Audit Committee held ten meetings. The Audit Committee Report appears on page 15 of this Proxy Statement.

         The members of the Audit Committee are Irving J. Thau (Chair), C. Cathleen Raffaeli, Nicholas R. Marfino and Michael A. McManus, Jr.

         The Board of Directors has determined that each member of the Audit Committee satisfies the independence standards for Audit Committee membership as set forth in Section 10A(m)(3) of the Exchange Act and the rules promulgated thereunder and applicable listing standards of the NYSE. In addition, the Board of Directors has determined that Mr. Thau satisfies the SEC's criteria for an "audit committee financial expert."

         Compensation Committee

         The primary purpose of the Compensation Committee is (i) to review and approve corporate goals and objectives relevant to compensation of the Company's Chief Executive Officer ("CEO"), evaluate the CEO's performance in light of such goals, and determine and approve the salary, benefits and other compensation of the CEO, (ii) to review, with the CEO, the salaries, benefits and other compensation of the Company's other executive officers, and (iii) to make recommendations to the Company's Board of Directors regarding the other executive officers' salaries, benefits, and other compensation. The Charter of the Compensation Committee, which describes all of the Compensation Committee's responsibilities, is posted on the Company's website.

         During 2005, the Compensation Committee held three meetings and took action by written consent on one occasion. The Compensation Committee Report on Executive Compensation begins on page 22 of this Proxy Statement. The members of the Compensation Committee are Nicholas R. Marfino (Chair), Michael A. McManus, Jr., and C. Cathleen Raffaeli.

         Nominating and Corporate Governance Committee

         The primary purpose of the Nominating and Corporate Governance Committee is to consider and make recommendations to the Board of Directors concerning the appropriate size, functions and needs of the Board of Directors. The responsibilities of the Nominating and Corporate Governance Committee also include, among other things, identifying and nominating individuals qualified to become members of the Board, developing the Company's Corporate Governance Principles and overseeing the evaluation of the Board and management. The Charter of the Nominating and Corporate Governance Committee, which describes all of the Nominating and Corporate Governance Committee's responsibilities, is posted on the Company's website.

         During 2005, the Nominating and Corporate Governance Committee held two meetings. The members of the Nominating and Corporate Governance Committee are Michael A. McManus, Jr. (Chair), Nicholas R. Marfino and C. Cathleen Raffaeli.

Compensation of the Board of Directors

         Directors who are neither employees of the Company nor employees of its subsidiaries each received $4,000 per Board of Directors or committee meeting attended (except for committee meetings held on the same day as a Board meeting). In addition, the chairperson of the Audit Committee receives an additional fee of $10,000 per year of service. Directors also are reimbursed for reasonable out-of-pocket expenses incurred in connection with their service as directors.

         Each non-employee director is eligible to be awarded non-qualified stock options and shares of restricted stock under the Company's 1999 Omnibus Stock Incentive Plan (the "Plan"). A recipient of restricted stock under the Plan is entitled to vote such stock and is entitled to all dividends paid on such stock, except that dividends paid in shares of Common Stock or other property also will be subject to the same restrictions. During 2005, the Company did not award any shares of restricted stock or stock options to non-employee members of the Board of Directors.

         Directors who serve either as the Company's officers or employees or as officers or employees of any of its subsidiaries do not receive any additional compensation for their services as directors.

Director Nomination Process

         Role of the Nominating and Corporate Governance Committee

         In accordance with the Company's Corporate Governance Principles, the Nominating and Corporate Governance Committee considers director candidates based on criteria approved by the Board of Directors, including such individuals' backgrounds, skills, expertise, accessibility and availability to serve constructively and effectively on the Board. The Nominating and Corporate Governance Committee considers and evaluates director candidates based upon certain minimum qualifications set forth in the Charter of the Nominating and Corporate Governance Committee.

         The Nominating and Corporate Governance Committee may retain a director search firm to assist the Nominating and Corporate Governance Committee in identifying qualified director nominees. In addition, the Nominating and Corporate Governance Committee will consider potential nominees proposed by the Chairman of the Board, the CEO, any member of the Nominating and Corporate Governance Committee and any search firm engaged by any of the foregoing for the purpose of identifying potential candidates for Board membership. After identifying qualified individuals and conducting interviews, as appropriate, the Nominating and Corporate Governance Committee will recommend the selected individuals to the Board. In the event there is a vacancy on the

Board between stockholders' meetings, the Nominating and Corporate Governance Committee will recommend one or more of the qualified individuals for appointment to the Board.

         Candidates Proposed by Stockholders

         The Nominating and Corporate Governance Committee has a policy to consider recommendations for director candidates submitted in good faith by stockholders. A stockholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide (i) evidence in accordance with Rule 14a-8 of the Exchange Act of compliance with the stockholder eligibility requirements, (ii) the written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business and residence address and principal occupation or employment during the past five years. Stockholders should send the required information to the Company at 538 Broadhollow Road, Melville, New York 11747,
Attention: General Counsel and Secretary.

         In order for a recommendation to be considered by the Nominating and Corporate Governance Committee for the 2007 Annual Meeting of Stockholders, the Company's General Counsel and Secretary must receive the recommendation no later than 5:00 p.m., local time, on January 19, 2007. Such recommendations must be sent via registered, certified or express mail (or other means that allows the stockholder to determine when the recommendation was received by the Company). The Company's General Counsel and Secretary will send properly submitted stockholder recommendations to the Nominating and Corporate Governance Committee for consideration at a future meeting of the Nominating and Corporate Governance Committee. Individuals recommended by stockholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

         Stockholder Nominations

         In addition, the Company's bylaws permit stockholders to nominate directors to be voted upon at an annual meeting of stockholders or at a special meeting at which directors are to be elected in accordance with the notice of meeting. Stockholders intending to nominate a person for election as a director must comply with the requirements set forth in the Company's bylaws, which were filed as Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003. A copy of the Company's bylaws can be obtained, without charge, upon written request to the Company at 538 Broadhollow Road, Melville, New York 11747, Attention: Investor Relations Department. The bylaws generally require, among other things, that the Company receive written notification from the record stockholder containing the information described in the section above and any other information required by the bylaws no earlier than February 20, 2007, and no later than March 22, 2007.

PROPOSAL I - ELECTION OF DIRECTORS


         C. Cathleen Raffaeli, whose term expires at the Annual Meeting, is a Class I director and has been nominated for re-election to the Board of Directors as a Class I director to hold office for a three-year term expiring at the 2009 Annual Meeting of Stockholders and until her successor has been duly elected and qualified. Ms. Raffaeli has consented to be named as a nominee and, if elected, to serve as a director. The Board of Directors of the Company has affirmatively determined that Ms. Raffaeli is "independent" as defined by the listing standards of the NYSE and applicable rules and regulations of the SEC.

         Kristian R. Salovaara has been nominated for election to the Board of Directors as a Class I director to hold office for a three-year term expiring at the 2009 Annual Meeting of Stockholders and until his successor has been duly elected and qualified. Mr. Salovaara has consented to be named as a nominee and, if elected, to serve as a director. Mr. Salovaara was recommended to the Nominating and Corporate Governance Committee of the Board of Directors by the Company's Chief Executive Officer. The Board of Directors of the Company has affirmatively determined that Mr. Salovaara is "independent" as defined by the listing standards of the NYSE and applicable rules and regulations of the SEC.

         If any of the nominees named above is unable or unwilling to serve as a director, the enclosed proxy will be voted for such other person or persons as the Board of Directors may recommend. Management of AHMIC does not anticipate that such an event will occur.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH
                            NOMINEE SET FORTH ABOVE.

Information about the Nominees, the Continuing Directors and Executive and Other Key Officers of the Company

         The table below sets forth the names and ages of the current directors, including the nominees, and the executive and other key officers of AHMIC, as well as the position(s) and office(s) held by those individuals. A summary of the background and experience of each of those individuals is set forth after the table.


           Name                      Age                            Position(s)
---------------------------------  ------ ------------------------------------------------------------------
DIRECTOR NOMINEES - CLASS I

(WHOSE TERMS EXPIRE IN 2009):

C. Cathleen Raffaeli                  49  Director
Kristian R. Salovaara                 45  Director Nominee

CONTINUING DIRECTORS - CLASS II
(WHOSE TERMS EXPIRE IN 2007):

John A. Johnston                      52  Director  and President, Western Division
Michael A. McManus, Jr.               63  Director

CONTINUING DIRECTORS - CLASS III
(WHOSE TERMS EXPIRE IN 2008):

Michael Strauss                       47  Chairman of the Board, Chief Executive Officer and President
Nicholas R. Marfino                   50  Director
Irving J. Thau                        66  Director

EXECUTIVE AND OTHER KEY
OFFICERS WHO ARE NOT DIRECTORS:

Ronald L. Bergum                      44  Executive Vice President, Western Division
Robert Bernstein                      40  Executive Vice President and Controller
Chris Cavaco                          37  Executive Vice President and Chief Information
                                          Officer
Doug Douglas                          58  Executive Vice President, Business Processes
Thomas J. Fiddler                     40  Executive Vice President, Eastern Division
Mark Filler                           46  Executive Vice President, Mergers and Acquisitions
David M. Friedman                     54  Executive Vice President and Director of Servicing
Kathleen R. Heck                      51  Executive Vice President, Eastern Division
Donald Henig                          47  President, Wholesale and Direct-to-Consumer
                                          Division
Alan B. Horn                          54  Executive Vice President, General Counsel and
                                          Secretary
Stephen A. Hozie                      47  Executive Vice President and Chief Financial
                                          Officer
Robert F. Johnson, Jr.                33  Executive Vice President, Capital Markets
Dena L. Kwaschyn                      45  Executive Vice President, Operations
Richard S. Loeffler                   47  Executive Vice President and Chief Administrative
                                          Officer
John A. Manglardi                     52  President, Eastern Division
Thomas M. McDonagh                    41  Executive Vice President and Chief Investment
                                          Officer
Jeffrey R. McGuiness                  40  Executive Vice President, Direct-to-Consumer
                                          Lending
Craig Pino                            41  Executive Vice President and Treasurer
Cedric Pishalski                      60  Executive Vice President, Correspondent Lending
Ronald Rosenblatt                     59  Executive Vice President, Sales Support and
                                          Development
Lisa M. Schreiber                     45  Executive Vice President, Wholesale


         Director Nominees - Class I

         C. Cathleen Raffaeli. Ms. Raffaeli has served on the Company's Board of Directors since October, 1999. She is currently the President and Chief Executive Officer of UNext LLC, an online education company, a position she has held since February 23, 2004. From September, 2002 until February, 2004, Ms. Raffaeli served as Managing Partner of the Hamilton White Group, LLC, a financial advisory firm. From December, 1998 until September, 2002, Ms. Raffaeli was the President and Chief Operating Officer of ProAct Technologies Corp., an e-commerce company majority owned by IXL Enterprises, a Nasdaq National Market-listed Internet services company. Prior to joining ProAct Technologies Corp., Ms. Raffaeli was the Executive Director of the commercial credit card division of Citicorp from 1994. From 1992 to 1994, Ms. Raffaeli served as Senior Vice President of

Chemical Bank, where she was responsible for its New York retail mortgage and national telemarketing business. Ms. Raffaeli is a director of E*TRADE Group, Inc., an online brokerage.

         Kristian R. Salovaara. Mr. Salovaara has been nominated for election to the Board of Directors as a Class I director. Since 2004, Mr. Salovaara has served as the General Partner of Watch Hill Partners LLC, where he is responsible for originating and executing investment banking services with a broad array of businesses. From 2002 to 2004, Mr. Salovaara served as a Managing Director of Helander Partners, where he assisted with the formation of an investment fund focused on investing in "distressed" companies. Prior to that time, Mr. Salovaara was employed by Bear, Stearns & Co. Inc., where he served as a Managing Director in the Telecom Banking Group from 1999 to 2001 and as a Managing Director in the Media Banking Group from 1997 to 1999. Prior to that time, Mr. Salovaara was employed by Goldman, Sachs & Co., where he served as a Vice President from 1990 to 1997 and as an Associate from 1986 to 1990 in the Investment Banking and Operations, Technology and Finance Divisions.

         Continuing Directors - Class II

         John A. Johnston. Mr. Johnston has served as the Company's President, Western Division, since January, 2003, and has held other senior leadership positions with the Company since 1999. Mr. Johnston joined the Company as a result of the Company's acquisition of Marina Mortgage Company, Inc. ("Marina Mortgage"), where Mr. Johnston served as Chief Executive Officer since 1991. Mr. Johnston has been one of the Company's directors since March 2000.

         Michael A. McManus, Jr. Mr. McManus has served on the Company's Board of Directors since December, 2001. Since October 30, 1998, Mr. McManus has served as President and Chief Executive Officer of Misonix, Inc., a medical equipment manufacturer. Before that time, he served as President and Chief Executive Officer of New York Bancorp Inc. from 1991 through March 1998 and as a director of that company from 1990 through March 1998. Mr. McManus also served as President and Chief Executive Officer of Home Federal Savings Bank, the principal subsidiary of New York Bancorp Inc., from February 1995 through March 1998. Currently, Mr. McManus serves on the boards of directors of NWH, Inc., a telecommunications holding firm, Novavax, Inc., a pharmaceuticals manufacturer, and LQ Corporation, Inc., a publicly held security services company, the stock of which is traded on The Nasdaq OTC Bulletin Board.

         Continuing Directors - Class III

         Michael Strauss. Mr. Strauss has served as the Chairman of the Board of Directors, Chief Executive Officer and President of the Company since its founding and initial public offering in 1999. In addition, Mr. Strauss served as Chairman of the Board of Directors, Chief Executive Officer and President of the Company's predecessor corporation since its founding by Mr. Strauss in 1988. He is responsible for the Company's strategic direction as well as overseeing its day-to-day operations.

         Nicholas R. Marfino. Mr. Marfino has served on the Company's Board of Directors since July, 2001. Mr. Marfino currently serves as Head of Institutional Sales for VDM Trading LLC, a company engaged in options trading and market-making activities. From October, 2001 to July, 2005, Mr. Marfino served as Vice President of Adirondack Electronic Markets, LLC, where he managed and supervised institutional equity option sales and brokerage. Prior to that time, Mr. Marfino was employed at Ladenburg Thalmann & Co., Inc., an investment bank and securities dealer, from September, 1993 until September, 2001.

         Irving J. Thau. Mr. Thau was appointed to the Company's Board of Directors on April 27, 2004. Mr. Thau is a Certified Public Accountant and, from 1962 to 1995, he held various positions with Ernst & Young LLP, where his primary responsibilities were directing and providing accounting, auditing, and business advisory services to publicly held and privately owned organizations. He was admitted to partnership in 1974, and most recently served as Ernst & Young's West Region Director of Financial Advisory Services. In 1995, Mr. Thau founded Thau and Associates, Inc., a financial consulting company of which he currently serves as President. Currently, Mr. Thau serves on the board of directors of American Vanguard Corporation, and is the chair of its audit committee and a member of its nominating and corporate governance committee.

         Executive Officers

         Ronald L. Bergum. Mr. Bergum has served as the Company's Executive Vice President, Western Division, since January, 2003, and has held other senior leadership positions at the Company since 1999. Mr. Bergum joined the Company in 1999 as a result of the Company's acquisition of Marina Mortgage, where Mr. Bergum served as President since 1994.

         Robert Bernstein. Mr. Bernstein joined the Company in December, 2002, as Controller. He has served as the Company's Senior Vice President and Controller from April, 2003 to April, 2006 and its Executive Vice President and Controller since April, 2006. From January, 2001, to February, 2002, he served as Chief Financial Officer of GreenPoint Mortgage. Mr. Bernstein worked in various positions at GreenPoint Mortgage and GreenPoint Bank for 15 years.

         Chris Cavaco. Mr. Cavaco joined the Company in November, 2000, and served as its Chief Technology Officer until April, 2001, when he became the Company's Chief Information Officer. Since April, 2003, Mr. Cavaco has served as the Company's Executive Vice President and Chief Information Officer. Prior to joining the Company, Mr. Cavaco worked for MCI WorldCom Wireless from June, 1997, as the Network and Systems Manager and, later, Applications Development Manager. From 1991 until June, 1997, Mr. Cavaco was self-employed as an information system consultant.

         Doug Douglas. Mr. Douglas joined the Company in June, 2002, as Executive Vice President, Business Processes, through the Company's acquisition of Columbia National, Incorporated ("Columbia") in June, 2002, where he served as Chief Financial Officer since August, 1971. His prior roles at Columbia were in secondary marketing, technology and both commercial and FHA multi-family loan origination. Previously, he served as President of Columbia Real Estate Investments, a publicly owned real estate investment trust managed by Columbia.

         Thomas J. Fiddler. Mr. Fiddler serves as the Company's Executive Vice President, Eastern Division, a position he has held since 2003. Mr. Fiddler joined the Company in 2000 in connection with the Company's acquisition of First Home Mortgage Corp. ("First Home Mortgage"), where Mr. Fiddler served as Executive Vice President of Sales and Marketing.

         Mark Filler. In January, 2003, Mr. Filler joined the Company as Executive Vice President, Mergers and Acquisitions. Since September, 2001, Mr. Filler has also served as a Principal with Division Sales International, a wholesale distributions company. Previously, Mr. Filler served as Chief Executive Officer of Prism Financial Corporation ("Prism"), a mortgage banking company, from December, 1999 to June, 2001 and President from September, 1998 to June, 2001. While at Prism, he sourced and negotiated numerous acquisitions during his eight-year tenure.

         David M. Friedman. Mr. Friedman, the Company's Executive Vice President and Director of Servicing, joined the Company in August, 2004. Prior to joining the Company, Mr. Friedman served as President of Servicing for PCFS Mortgage Resources, a division of Provident Bank, from January, 2002, to August, 2004. Since 1983, Mr. Friedman held a number of senior-level positions in the mortgage industry with such entities as Chase Mortgage/Advanta and Bank of America/Nations Credit.

         Kathleen R. Heck. Ms. Heck joined the Company in September, 2004, as Executive Vice President, Eastern Division. Prior to joining the Company, Ms. Heck served as Senior Vice President and Area Sales Manager for Washington Mutual, Inc., from February, 2001, to September, 2004. From December, 1995, to February, 2001, Ms. Heck held various managerial positions with PNC Financial Services Group, Inc. (whose residential mortgage banking division was acquired by Washington Mutual in February, 2001), such as Producing Manager, Branch Manager and District Manager.

         Donald Henig. Mr. Henig has served as the President of the Company's Wholesale and Direct-to-Consumer Division since April 1, 2004. From April, 2003 through December, 2003, Mr. Henig served as the Company's Executive Vice President, Alternative Channels Division. Mr. Henig joined the Company in February, 2001 as Senior Vice President, New Sales Channels. From February, 2000 until February, 2001, Mr. Henig served as Senior Vice President at LoanTrader.com, where he was responsible for business development and corporate relations. From October, 1999 until February, 2000, Mr. Henig was Managing Director - National Account Sales and Eastern Region Manager of Ultraprise.com, an online secondary market exchange. Between 1997 and 1999, Mr. Henig served as Senior Vice President, National Sales and Director of Lender Relations at MtgPro, Inc. In 1995, Mr. Henig founded Mortgage Tech Group, LTD., a multistate mortgage origination franchise, and he served as President of that company until 1997. From 1985 until 1995, Mr. Henig served as President of Island Mortgage Network, Inc., a company that he founded.

         Alan B. Horn. Mr. Horn joined the Company in January, 2003, as General Counsel and Secretary. He has served as the Company's Executive Vice President, General Counsel and Secretary since April, 2003. From November, 2001 to December, 2002, Mr. Horn was a Partner and Chair of the New York Financial Institutions Practice Group for Greenberg Traurig, LLP. From October, 1989 to July, 2001, Mr. Horn served as General Counsel and Secretary of European American Bank ("EAB"), where he oversaw overall legal strategy and was directly involved in the development and implementation of strategic initiatives. Mr. Horn served as a staff and managing attorney in EAB's legal department from May, 1985 to October, 1989.

         Stephen A. Hozie. Mr. Hozie joined the Company in March, 2002, as Chief Financial Officer. He has served as the Company's Executive Vice President and Chief Financial Officer since April, 2003. From May, 1998 until January, 2002, Mr. Hozie served as Senior Vice President, Finance, and then as Deputy Chief Financial Officer, of Fleet Mortgage Group. Mr. Hozie was Vice President of Mellon Mortgage Company from April, 1997 until April, 1998.

         Robert F. Johnson, Jr. Mr. Johnson joined the Company in May, 2001, as Vice President, Secondary Marketing. He has served as the Company's Executive Vice President, Capital Markets, since January, 2004. Prior to joining the Company, Mr. Johnson worked for ComNet Mortgage Services, a division of Commonwealth Bank, in Norristown, Pennsylvania, from July, 1994 to April, 2001 in various secondary marketing positions. He also served as Vice President, Secondary Marketing, and as a voting member of Commonwealth Bank's Asset Liability Committee from February, 2000 to April, 2001.

         John A. Johnston. See narrative description under the caption "Continuing Directors - Class II" above.

         Dena L. Kwaschyn. Ms. Kwaschyn has served as the Company's Executive Vice President, Operations, since April, 2003. She joined the Company in February, 2001, as Senior Vice President, Operations. From April, 2000, to February, 2001, Ms. Kwaschyn served as Director of Operations for L'Argent Mortgage Bankers. From April, 1999, until March, 2000, Ms. Kwaschyn was a self-employed consultant to various mortgage banking firms. Ms. Kwaschyn was Executive Vice President, Director of Mortgage Lending, from September, 1997 until April, 1999 at Long Island Savings Bank, having first served as Long Island Savings Bank's Director of Operations of the Mortgage Division from February, 1986 through September, 1997.

         Richard S. Loeffler. Mr. Loeffler joined the Company in August, 2000, as part of the Company's acquisition of Roslyn National Mortgage Corporation, where he served as Chief Operating Officer since June, 1998. Since January, 2005, Mr. Loeffler has served as the Company's Chief Administrative Officer and is responsible for all Company operations, information technology, secondary marketing and vendor management. From June, 2004, until January, 2005, Mr. Loeffler served as the Company's Deputy Chief Administrative Officer. Prior to that, Mr. Loeffler served as an Executive Vice President, Sales Manager, of the Company (June, 2002, until June, 2004) and as the Company's Director of Mergers and Acquisitions (August, 2000, until June, 2002). Earlier in his career, Mr. Loeffler held management positions with Fannie Mae, Long Island Savings Bank, Entrust and NVR Financial Services.

         John A. Manglardi. Mr. Manglardi serves as the Company's President, Eastern Division, a position he has held since January, 2003. Previously, Mr. Manglardi was employed by the Company as Senior Executive Vice President. Mr. Manglardi joined the Company in June, 2000, in connection with the Company's acquisition of First Home Mortgage. Prior to the acquisition, Mr. Manglardi served as President and Chief Executive Officer of First Home Mortgage since he co-founded that company in 1994.

         Thomas M. McDonagh. Mr. McDonagh joined the Company on June 30, 2003, as Executive Vice President and Chief Investment Officer. Prior to that time, Mr. McDonagh served as a Portfolio Manager for CalPERS from 1999 until June, 2003. During that time, his responsibilities included, among other things, managing portfolios of structured products such as mortgage-backed securities, asset-backed securities and collateralized mortgage-backed securities. From 1997 until 1999, Mr. McDonagh served as Chief Investment Officer of Vanderbilt Capital Advisors.

         Jeffrey R. McGuiness. Mr. McGuiness joined the Company in November, 2005, as Executive Vice President, Direct-to-Consumer Lending. Prior to joining the Company, Mr. McGuiness served in senior management roles at CitiMortgage from June, 1998 to June, 2005, most recently as Managing Director and Executive Vice President, Correspondent Lending from February, 2002 to June, 2005. From July, 1995 to July, 1998, Mr. McGuiness served as President, Chief Operating Officer and Partner of The Lazear Agency, an international literary agency. Prior to joining The Lazear Agency, Mr. McGuiness held management positions at Norwest Mortgage in their Corporate and Private Mortgage banking areas from 1988 to 1995, most recently as Senior Vice President, Sales from 1993 to 1995. Mr. McGuiness currently also serves on the Board of Directors of Ranken Jordan Children's Hospital in St. Louis, Missouri.

         Craig Pino. Mr. Pino joined the Company in February, 2004, as Senior Vice President and Treasurer. Since April, 2006, he has served as the Company's Executive Vice President and Treasurer. Prior to joining the Company, Mr. Pino spent eight years at Countrywide Home Loans, most recently as Executive Vice President and Assistant Treasurer. Mr. Pino has over 14 years of experience in mortgage banking finance.

         Cedric Pishalski. Mr. Pishalski joined the Company in July, 2005, as Executive Vice President, Correspondent Lending. Prior to joining the Company, Mr. Pishalski was the correspondent channel senior executive and business manager at E*Trade Bank in Arlington, Virginia for four and a half years. Prior to that, he held a number of mortgage industry executive positions with several firms including First Horizon Home Loans, Citicorp, Merrill Lynch, Fannie Mae, Bank United and Old Kent Mortgage Company. Mr. Pishalski has also performed consulting work for investment banks.

         Ronald Rosenblatt, Ph.D. Dr. Rosenblatt has served as the Company's Executive Vice President, Sales Support and Development, since January, 2004. Dr. Rosenblatt joined the Company as Senior Vice President, Sales Support and Development, in March, 2003, when the Company acquired the former retail group of Principal Residential Mortgage Inc. ("Principal Residential Mortgage"), a division of The Principal Financial Group. Dr. Rosenblatt served as Vice President and Head of Retail Lending for Principal Residential Mortgage from January, 2000 through March, 2003, and in such capacity oversaw all sales and operations, including training, recruiting and all policy development and implementation, for the retail channel. From June, 1999 until January, 2000, Dr. Rosenblatt served as Regional Sales Manager for Wells Fargo Mortgage in Illinois and Northwest Indiana. From January, 1995 until June, 1999, he was the Area Sales Manager in Iowa for Wells Fargo Mortgage (formerly Norwest Mortgage).

         Lisa M. Schreiber. Ms. Schreiber joined the Company in March, 2002, and currently serves as the Company's Executive Vice President, Wholesale. Prior to joining the Company, Ms. Schreiber served as the Southeast Regional Vice President for Bank of America Mortgage. Prior to joining Bank of America Mortgage, Ms. Schreiber served as the Regional Wholesale Vice President for Arbor National.

         Michael Strauss. See narrative description under the caption "Continuing Directors - Class III" above.

                             AUDIT COMMITTEE REPORT

         The members of the Audit Committee have been appointed by the Board of Directors. The Audit Committee is governed by a charter that has been approved and adopted by the Board of Directors and which will be reviewed and reassessed annually by the Audit Committee. The Audit Committee is comprised of four directors, each of whom satisfies the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission ("SEC").

         The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Audit Committee Report by reference therein.

         The Audit Committee assists the Board of Directors in monitoring: (1) the integrity of the financial statements of the Company, (2) the qualifications and independence of the Company's independent auditors, (3) the performance of the Company's internal audit function and independent auditors, (4) the compliance by the Company with legal and regulatory requirements and (5) the processes by which management assesses and manages risk.

         Management is responsible for the preparation and integrity of the Company's financial statements. The Audit Committee reviewed the Company's audited financial statements for the year ended December 31, 2005, and met with both management and the Company's independent auditors to discuss those financial statements. Management and the independent auditors have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

         The Audit Committee has received from and discussed with the Company's independent auditors the written disclosure and letter regarding the independent auditors' independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee has also discussed with the independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61 (as amended by Statement on Auditing Standards No.
90).

         Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. The Audit Committee has elected, and the Board of Directors has ratified, subject to stockholder approval, the selection of the Company's independent auditors for the year ending December 31, 2006.

         Respectfully submitted,
         The Audit Committee

         Irving J. Thau, Chair
         Nicholas R. Marfino
         Michael A. McManus, Jr.
         C. Cathleen Raffaeli

                             EXECUTIVE COMPENSATION

         The following table sets forth certain summary information concerning compensation paid by the Company during 2005 to or on behalf of the Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 2005.

                                            SUMMARY COMPENSATION TABLE

                                            Annual Compensation            Long Term Compensation Awards
                                      --------------------------------- -------------------------------------
                                                            Other                    Securities
                                                            Annual      Restricted   Underlying       LTIP        All Other
Name and Principal                     Salary     Bonus     Compen-       Stock      Options/SARs    Payouts       Compen-
Position                      Year    ($) (1)      ($)      sation ($)    Awards         (#)           ($)        sation ($)
---------------------------  -------  ---------  ----------------------------------  -------------  ---------  ----------------
Michael Strauss               2005    841,035    2,000,000      --          --         160,863         --        38,532 (2)
   Chairman of the Board,     2004    593,095    600,000        --          --         162,813         --        30,073 (2)
   Chief Executive            2003    350,000       --          --          --            --           --        30,322 (2)
   Officer
   and President

Stephen A. Hozie              2005    512,500    600,000        --          --          45,000         --        65,526 (3)
   Executive Vice             2004    429,167    525,000        --          --          32,500         --        53,788 (3)
   President
   and Chief Financial        2003    304,167    337,500        --          --          20,000         --        48,665 (3)
   Officer

Donald Henig                  2005    395,641    2,472,290      --          --          35,000         --         9,000 (5)
   President,                 2004    397,917    611,401        --          --          20,000         --         7,753 (5)
   Wholesale and              2003    300,000    300,000    106,250(4)      --            --           --         6,506 (5)
   Direct-to-Consumer
   Division

Thomas McDonagh               2005    816,667    450,000    49,680 (6)      --          60,000         --        17,237 (7)
   Executive Vice             2004    650,000    200,000        --          --            --           --         8,141 (7)
   President
   and Chief Investment       2003    300,417     75,000        --          --          30,000         --         2,714 (7)
   Officer

Richard S. Loeffler           2005    583,333    350,000    150,650(8)      --            --           --        55,114 (9)
   Executive Vice             2004    278,126    409,486        --          --          30,000         --            --
   President and
   Chief Administrative       2003    175,000    383,013    333,100(10)     --            --           --            --
   Officer

--------------------------------



(1) For each year noted above, an officer's reported salary may be less than appears in his employment agreement because of a change in the Company's payroll practices that resulted in salary earned in December of each such year being paid in January of the following year.

(2) Primarily represents Mr. Strauss' automobile allowance and related expenses.

(3)   Represents Mr. Hozie's automobile allowance and housing expenses.

(4) Represents income from Mr. Henig's exercise of 20,000 options to purchase Common Stock in April, 2003.

(5)   Represents Mr. Henig's automobile allowance.

(6) Represents income from Mr. McDonagh's exercise of 4,140 options to purchase Common Stock in December, 2005.

(7)   Represents Mr. McDonagh's automobile allowance.

(8) Represents income from Mr. Loeffler's exercise of 5,000 options to purchase Common Stock in July, 2005.

(9)   Represents Mr. Loeffler's automobile allowance and housing expenses

(10) Represents proceeds from Mr. Loeffler's exercise of 35,000 options to purchase Common Stock and sale of such shares in October, 2003.

Stock Option Grants and Exercises During the Last Fiscal Year

         The following table sets forth information concerning stock option grants made during 2005 to the executive officers named in the "Summary Compensation Table," including the present value of each grant on the date of grant, estimated using the Black-Scholes option-pricing model. This pricing model is for illustration purposes only and is not intended to predict the future price of the Common Stock. The actual future value of the options will depend on the market value of the Common Stock.

                     STOCK OPTION GRANTS IN FISCAL YEAR 2005

                                Individual Grants

--------------------------------------------------------------------------------

                              Number of
                             Securities       Percent of Total
                             Underlying         Options/SARs        Exercise                             Grant Date
                            Options/SARs         Granted to           Price          Expiration        Present Value
Name                           Granted          Employees (%)       ($/Share)           Date               ($)
------------------------    --------------    ------------------   ------------    ----------------    ---------------
Michael Strauss                160,863                36.36%          $32.95        03/03/2015           $600,000 (1)
Stephen A. Hozie                45,000                10.17%          $32.95        03/03/2015           $167,845 (2)
Donald Henig                    35,000                 7.91%          $31.44        05/16/2015           $132,882 (3)
Thomas M. McDonagh              30,000                 6.78%          $32.95        03/03/2015           $111,897 (4)
Thomas M. McDonagh              30,000                 6.78%          $26.54        10/27/2015           $130,748 (5)
Richard S. Loeffler                --                  --                --                --                  --
-------------------

(1) The present value of the options granted to Mr. Strauss was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

      Dividend yield              9.10%
      Expected volatility         28.40%
      Risk-free interest rate     5%
      Expected life               3 years

(2) The present value of the options granted to Mr. Hozie was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

      Dividend yield              9.10%
      Expected volatility         28.40%
      Risk-free interest rate     5%
      Expected life               3 years

(3) The present value of the options granted to Mr. Henig was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

      Dividend yield              8.90%
      Expected volatility         29.40%
      Risk-free interest rate     5%
      Expected life               3 years

(4) The present value of these options granted to Mr. McDonagh was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

      Dividend yield              9.10%
      Expected volatility         28.40%
      Risk-free interest rate     5%
      Expected life               3 years

(5) The present value of these options granted to Mr. McDonagh was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

      Dividend yield              9.60%
      Expected volatility         39.30%
      Risk-free interest rate     5%
      Expected life               3 years

         The following table sets forth certain summary information concerning exercised and unexercised options to purchase AHMIC's Common Stock as of December 31, 2005, held by the executive officers named in the "Summary Compensation Table."

                   STOCK OPTION EXERCISES IN FISCAL YEAR 2005
                        AND FISCAL YEAR-END OPTION VALUES

                                                                  Number of Shares
                                                               Underlying Unexercised          Value of Unexercised
                                                                 Options/SARs Held         In-The-Money Options/SARs at
                                                               at Fiscal Year-End (#)          Fiscal Year-End ($)
                                                             ---------------------------  -------------------------------
                            Acquired on         Value
Name                        Exercise (#)     Realized ($)    Exercisable  Unexercisable   Exercisable     Unexercisable
------------------------   ---------------  ---------------  -----------  --------------  -------------  ----------------
Michael Strauss                  --               --             --           323,676          --         1,387,167  (1)
Stephen A. Hozie                 --               --           25,000          87,500      497,650 (2)      399,950  (2)
Donald Henig                     --               --           45,000          55,000    1,015,650 (3)      240,950  (3)
Thomas McDonagh                4,140            49,680         10,860          75,000      143,461 (4)      379,050  (4)
Richard S. Loeffler            5,000           150,650           --            30,000          --           108,900  (5)

----------------------------------

(1) As of December 31, 2005, Mr. Strauss held options to purchase 323,676 shares of Common Stock, of which (i) 81,407 options became exercisable on April 27, 2006, with an exercise price of $24.05 per share, (ii) 81,406 options will become exercisable on April 27, 2007, with an exercise price of $24.05 per share, (iii) 80,432 options will become exercisable on March 4, 2007, with an exercise price of $32.95 per share, and (iv) 80,431 options will become exercisable on March 4, 2008, with an exercise price of $32.95 per share. The closing price of AHMIC's Common Stock at December 30, 2005, the last trading day of the year, was $32.57. Accordingly, 162,813 of Mr. Strauss' stock options were in-the-money at year-end 2005. The value of these stock options held by Mr. Strauss at year-end 2005 is calculated by multiplying the number of in-the-money stock options by the difference between the exercise price per share of such stock options and the closing price of AHMIC's Common Stock at year-end 2005. The exercise price of Mr. Strauss' remaining 160,863 options is $32.95 per share, and, as such, these options were not in-the-money at year-end 2005.

(2) As of December 31, 2005, Mr. Hozie held options to purchase 112,500 shares of Common Stock, of which (i) 7,500 became exercisable on March 25, 2004, with an exercise price of $14.40 per share, (ii) 7,500 became exercisable on March 25, 2005, with an exercise price of $14.40 per share, (iii) 10,000 became exercisable on April 4, 2005, with an exercise price of $10.06 per share, (iv) 10,000 became exercisable on April 4, 2006, with an exercise price of $10.06 per share, (v) 16,250 became exercisable on March 3, 2006, with an exercise price of $27.19 per share, (vi) 16,250 will become exercisable on March 3, 2007, with an exercise price of $27.19 per share, (vii) 22,500 will become exercisable on March 4, 2007, with an exercise price of $32.95 per share, and (viii) 22,500 will become exercisable on March 4, 2008, with an exercise price of $32.95 per share. The closing price of AHMIC's Common Stock at December 30, 2005, the last trading day of the year, was $32.57. Accordingly, 67,500 of Mr. Hozie's stock options were in-the-money at year-end 2005. The value of these stock options held by Mr. Hozie at year-end 2005 is calculated by multiplying the number of in-the-money stock options by the difference between the exercise price per share of such stock options and the closing price of AHMIC's Common Stock at year-end 2005. The exercise price of Mr. Hozie's remaining 45,000 options is $32.95 per share, and, as such, these options were not in-the-money at year-end 2005.

(3) As of December 31, 2005, Mr. Henig held options to purchase 100,000 shares of Common Stock, of which (i) 20,000 became exercisable on February 5, 2004, with an exercise price of $6.25 per share, (ii) 12,500 became exercisable on February 5, 2004, with an exercise price of $13.00 per share, (iii) 12,500 became exercisable on February 5, 2005, with an exercise price of $13.00 per share, (iv) 10,000 became exercisable on April 14, 2006, with an exercise price of $22.50 per share, (v) 10,000 will become exercisable on April 14, 2007, with an exercise price of $22.50 per share, (vi) 17,500 will become exercisable on May 17, 2007, with an exercise price of $31.44 per share, and (vii) 17,500 will become exercisable on May 17, 2008, with an exercise price of $31.44 per share. The closing price of AHMIC's Common Stock at December 30, 2005, the last trading day of the year, was $32.57. Accordingly, all of these stock options were in-the-money as of December 31, 2005. The value of the exercisable and unexercisable stock options held by Mr. Henig at year-end 2005 is calculated by multiplying the number of exercisable and unexercisable stock options held by the difference between the exercise price per share of such stock options and the closing price of AHMIC's Common Stock at year-end 2005.

(4) As of December 31, 2005, Mr. McDonagh held options to purchase 85,860 shares of Common Stock, of which (i) 10,860 options became exercisable on June 30, 2005, with an exercise price of $19.36 per share, (ii) 15,000 options will become exercisable on June 30, 2006, with an exercise price of $19.36 per share, (iii) 15,000 will become exercisable on March 4, 2007, with an exercise price of $32.95 per share, (iv) 15,000 will become exercisable on March 4, 2008, with an exercise price of $32.95 per share,
      (v) 15,000 will become exercisable on October 28, 2007, with an exercise price of $26.54 per share, and (vi) 15,000 will become exercisable on October 28, 2008, with an exercise price of $26.54 per share. The closing price of AHMIC's Common Stock at December 30, 2005, the last trading day of the year, was $32.57. Accordingly, 55,860 of Mr. McDonagh's stock options were in-the-money at year-end 2005. The value of these stock options held by Mr. McDonagh at year-end 2005 is calculated by multiplying the number of in-the-money stock options by the difference between the exercise price per share of such stock options and the closing price of AHMIC's Common Stock at year-end 2005. The exercise price of Mr. McDonagh's remaining 30,000 options is $32.95 per share, and, as such, these options were not in-the-money at year-end 2005.

(5) As of December 31, 2005, Mr. Loeffler held options to purchase 30,000 shares of Common Stock, of which (i) 15,000 will become exercisable on September 21, 2006, with an exercise price of $28.94 per share, and (ii) 15,000 will become exercisable on September 21, 2007, with an exercise price of $28.94 per share. The closing price of AHMIC's Common Stock at December 31, 2005, was $32.57. Accordingly, all of these stock options were in-the-money as of December 31, 2005. The value of these unexercisable in-the-money stock options held by Mr. Loeffler at year-end 2005 is calculated by multiplying the number of stock options held by the difference between the exercise price per share of such stock options and the closing price of AHMIC's Common Stock at year-end 2005.

Equity Compensation Plan Information

         The following table sets forth certain information as of December 31, 2005, with respect to the Company's equity compensation plans under which shares of the Company's Common Stock may be issued.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                            Number of Securities
                                                                                           Remaining Available for
                                Number of Securities to                                     Future Issuance Under
                                be Issued Upon Exercise     Weighted Average Exercise     Equity Compensation Plan
                                of Outstanding Options,        Price of Outstanding         (Excluding Securities
Plan Category                     Warrants and Rights      Options, Warrants and Rights   Reflected in Column (a))
--------------------------------------------------------------------------------------------------------------------
                                          (a)                          (b)                           (c)
Equity compensation plans
approved by security
holders. ................               1,501,384                      $23.09                      1,256,318

Equity compensation plans
not approved by security
holders. ................                     N/A                         N/A                            N/A

         Total. .........               1,501,384                      $23.09                      1,256,318


Employment Arrangements

         The Company is a party to employment agreements with certain of its executive officers and directors. The following is a summary of the key terms of the Company's employment agreements with its Chief Executive Officer and the four most highly compensated executive officers of the Company during the year ended December 31, 2005.

         The Company's employment agreement with Michael Strauss, its Chairman of the Board, Chief Executive Officer and President, provides for an annual base salary of not less than $350,000 commencing January 1, 2000, and a discretionary bonus. The agreement has an initial term of three years and automatically renews for additional one-year terms, provided that either party may elect not to renew the agreement upon 12-months' notice before the expiration date. The employment agreement contains covenants not to compete for a period ending on the first anniversary of the termination of Mr. Strauss' employment. If (i) the Company terminates the agreement for any reason other than for cause or upon Mr. Strauss' disability, (ii) Mr. Strauss terminates his employment for good reason or (iii) in connection with or following a change in control, Mr. Strauss' position is eliminated or Mr. Strauss no longer serves as the Company's Chief Executive Officer with power, authority and responsibility attendant to such office, then the Company must pay him a lump sum payment equal to 299% of his base salary, plus the average of his annual incentive award over the preceding five years.

         The Company's employment agreement with Stephen A. Hozie, its Executive Vice President and Chief Financial Officer, provides for (i) a base salary of not less than $325,000 per year, (ii) a potential objective achievement bonus of not less than $175,000, (iii) a management evaluation bonus targeted at $75,000, and (iv) a potential company performance award of not less than $75,000. Under the agreement, the minimum and maximum cumulative bonus paid to Mr. Hozie pursuant to (ii), (iii) and (iv) is $162,500 and $487,500, respectively. The term of employment is indefinite and employment is at will, terminating four weeks after Mr. Hozie's resignation or the Company's discharge of Mr. Hozie, as applicable. Mr. Hozie is entitled to certain fringe benefits and the reimbursement of work-related expenses. The agreement provides for an option grant of 20,000 shares of common stock upon execution of his employment agreement and the grant of up to an additional 32,500 options under certain circumstances. The agreement also provides for severance payments upon Mr. Hozie's resignation after a "change of control" of the Company, but these provisions have expired and are no longer in effect. The employment agreement contains non-solicitation covenants for a period of six months following the termination of the agreement.

         The Company's employment agreement with Donald Henig, the President of its Wholesale and Direct-to-Consumer Division, provides for (i) a base salary of not less than $400,000 per year, (ii) a potential objective monthly achievement bonus of 0.001% of certain loans originated by the Company, and (iii) a performance award equal to 4% of the profits from certain loans originated by the Company. Mr. Henig is entitled to certain fringe benefits and the reimbursement of work-related expenses. The term of employment is indefinite and employment is at will, terminating four weeks after the earlier of Mr. Henig's resignation or the Company's discharge of Mr. Henig. If the Company discharges Mr. Henig without cause, the Company will pay Mr. Henig a severance amount equal to three months of his base salary.

         The Company's employment agreement with Thomas McDonagh, its Executive Vice President and Chief Investment Officer, provides for (i) a base salary of not less than $850,000 per year, (ii) a potential performance bonus of between $50,000 and $200,000 for the period from January 1, 2005 through June 29, 2005,
(iii) a potential performance bonus of $275,000 for the period from June 30, 2005 through December 31, 2005, and (iv) a potential performance bonus of $275,000 for the period from January 1, 2006 through June 29, 2006. The term of the employment agreement continues through June 29, 2006, and employment is at will, terminating on the earlier of June 29, 2006, the Company's discharge of Mr. McDonagh, or four weeks after Mr. McDonagh's resignation. Mr. McDonagh is entitled to certain fringe benefits and the reimbursement of work-related expenses. The employment agreement provides for a grant of options to purchase 30,000 shares of Common Stock. The employment agreement also provides for the payment of a severance award to Mr. McDonagh (i) upon the Company's termination of the employment agreement without cause prior to its expiration in an amount equal to $3,835.62 per day for the number of days from the date of discharge to June 29, 2006, and (ii) upon Mr. McDonagh's discharge or resignation after a "change of control" of the Company in an amount equal to $3,835.62 per day for the number of days from the date of discharge or resignation to June 29, 2006. The employment agreement contains a non-solicitation covenant for a period of one year following the termination of the agreement. The agreement also contains a non-competition covenant.

         The Company's employment agreement with Richard S. Loeffler, its Executive Vice President and Chief Administrative Officer, provides for (i) a base salary of not less than $600,000 per year, and (ii) (a) an objective achievement bonus, (b) a management evaluation bonus, and (c) a company performance award, collectively targeted at 50% of Mr. Loeffler's base salary, but which may be greater or lesser in the Company's discretion. The term of employment is indefinite and employment is at will, terminating four weeks after the earlier of Mr. Loeffler's resignation or the Company's discharge of Mr. Loeffler. Mr. Loeffler is entitled to certain fringe benefits and the reimbursement of work-related expenses. The employment agreement contains a non-solicitation covenant for a period of six months following the termination of the agreement.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The primary purpose of the Compensation Committee is (i) to review and approve corporate goals and objectives relevant to compensation of the Company's Chief Executive Officer ("CEO"), evaluate the CEO's performance in light of such goals, and determine and approve the salary, benefits, and other compensation of the CEO, (ii) to review, with the CEO, the salaries, benefits and other compensation of the Company's other executive officers, and (iii) to make recommendations to the Company's Board of Directors regarding the other executive officers' salaries, benefits and other compensation. The Compensation Committee also administers the Company's 1999 Omnibus Stock Incentive Plan, as amended (the "Plan"), and determines awards to be made under the Plan to the Company's directors and executive officers. Awards made under the Plan, including awards made to the Company's directors and executive officers, have been approved by the Company's Board of Directors.

         The Compensation Committee met three times in 2005. In 2005, the Compensation Committee engaged an outside compensation consultant to review the compensation of the Company's CEO.

         The following Compensation Committee Report describes the considerations that have guided, or will guide, the Compensation Committee in assessing executive compensation.

         Philosophy

         The goal of the Compensation Committee is to provide competitive levels of compensation that integrate pay with the Company's short-term and long-term performance goals, reward corporate performance, and recognize individual initiative and achievement. It is anticipated that these policies will help the Company to continue to attract and retain quality personnel and thereby enhance the Company's long-term profitability and share value.

         Executive compensation ranges will be designed to be competitive with
(i) those amounts paid to senior executives at mortgage REITs and mortgage banks that compete with the Company, (ii) companies that are similar in size and profitability to the Company, and (iii) companies with which the Company competes for senior executives. Within this framework, individual executive compensation will continue to be based on personal and corporate achievement and the individual's level of responsibility and experience. However, in any particular year, the Company's executives may be paid more or less than executives in peer companies, depending on the Company's own performance.

         The executive officers' compensation consists of three principal components: base salary, bonus and stock options and/or shares of restricted stock. Each of those components is discussed below.

         Base Salary

         The base salaries of the Company's executive officers are based in part on comparative industry data and on various quantitative and qualitative considerations regarding corporate and individual performance. An executive's base salary will be determined only after an assessment of his or her sustained performance, current salary in relation to an objective salary range for the executive's job responsibilities, and experience and potential for advancement. In recommending base salaries for the Company's executive officers, the Compensation Committee may consider several additional factors, including, but not limited to: (i) industry compensation trends; (ii) cost of living and other local and geographic considerations; (iii) industry-specific job skills and knowledge; (iv) historical and expected contributions to the Company's performance; and (v) level, complexity, breadth and difficulty of duties.

         Bonus Program

         Eligible executive officers of the Company may also be awarded bonuses for achieving certain performance levels. These bonuses are based on various quantitative and qualitative performance criteria for these executive officers and are designed to attract and retain qualified individuals and also encourage them to meet the Company's desired performance goals.

         Stock Options, Stock Appreciation Rights and Restricted Stock

         The Company provides long-term executive compensation incentives in the form of stock option awards, stock appreciation rights and restricted stock to more closely align the interests of management with the Company's stockholders. The Compensation Committee believes that grants of stock option awards, stock appreciation rights and restricted stock are an effective means of advancing the long-term interests of the Company's stockholders by integrating executive compensation with the long-term value of the Company's common stock. Stock options are granted at the prevailing market price on the date of grant and are valuable to executives only if the Company's common stock appreciates. During 2005, the Company granted 442,419 stock options among seventeen individuals and issued 2,556 shares of restricted stock among two individuals. Awards, including awards made to the Company's directors and executive officers, have been approved by the Company's Compensation Committee and its Board of Directors.

         Chief Executive Officer

         Michael Strauss, the Company's CEO, earned an annual base salary of $900,000 in 2005. In addition, in 2006, in consideration of Mr. Strauss' services to the Company during 2005, the Compensation Committee awarded Mr. Strauss a cash bonus of $2 million and options to purchase 132,159 shares of the Company's common stock as incentive compensation. In determining the fairness and adequacy of Mr. Strauss' compensation for 2005, the Compensation Committee reviewed and approved the Company's short- and long-term goals and objectives relevant to the CEO's compensation and evaluated Mr. Strauss' performance in light of those goals and objectives, including the Company's actual financial performance as well as Mr. Strauss' continued contributions to the growth and success of the Company. Other factors that guided the Compensation Committee in its evaluation of the CEO's performance are Mr. Strauss' ability to lead the Company through its continuing growth as a public company; Mr. Strauss' leadership and vision in connection with the Company's evolving business strategy, including its conversion into a real estate investment trust; the Company's total return on stockholders' equity; the integration of acquired businesses; the Company's increased market share; Mr. Strauss' continued recruiting of valuable personnel throughout the Company; and the Company's overall compliance with laws and regulations. The Compensation Committee retained an executive compensation consultant to review and evaluate Mr. Strauss' salary in light of his contributions to the Company and the compensation awarded to CEOs at comparable companies. Based on the Compensation Committee's evaluation of the standards set forth above, and after consultation with the executive compensation consultant retained, the Compensation Committee approved Mr. Strauss' compensation level, bonus payment and award of options to purchase common stock.

        Respectfully submitted,
        The Compensation Committee

        Nicholas R. Marfino, Chair
        Michael A. McManus, Jr.
        C. Cathleen Raffaeli

Performance Graph

         As described on page 2 of this Proxy Statement under "Explanatory Note," on December 3, 2003, the Company became the parent company of AHM Holdings through an internal reorganization and merged with Apex. The Company's Common Stock began trading on the NYSE under the symbol "AHH" on December 4, 2003. The Company's trading symbol on the NYSE was changed to "AHM" as of June 1, 2004.

         Before the Company's internal reorganization and merger with Apex, AHM Holdings' common stock traded on the Nasdaq National Market under the symbol "AHMH." Set forth below is a graph comparing the cumulative total stockholder return on the Company's Common Stock with the S&P 500 Index and a "peer group" selected by management. The graph assumes an investment of $100.00 on December 31, 2000 in (i) the Company's Common Stock, (ii) the stocks comprising the S&P 500 Index and (iii) a "peer group" selected by management. From December 31, 2000, to December 3, 2003, the peer group includes Countrywide Financial Corp., Flagstar Bancorp, Inc., Resource Bancshares Mortgage Group, Inc., Irwin Financial Corporation, E Loan, Inc., and Finet.com, Inc. From December 3, 2003, to December 31, 2005, in light of the Company's internal reorganization and conversion into a REIT, the peer group includes Countrywide Financial Corp., Flagstar Bancorp, Inc., Thornburg Mortgage, Inc., Redwood Trust, Inc., and Annaly Mortgage Management, Inc.


                 Comparison of Cumulative Five Year Total Return

                         [GRAPHIC OMITTED - Line Chart]

                    CUMULATIVE TOTAL RETURN PERFORMANCE GRAPH

        Date          AHMH/AHM (1)       S&P 500 Index       Peer Group Index
December 31, 2000       $100.00           $100.00                $100.00
December 31, 2001        256.43             88.11                  86.86
December 31, 2002        236.81             68.64                 110.66
December 31, 2003        510.45             84.45                 227.88
December 31, 2004        826.45             97.94                 309.20
December 31, 2005        859.71            102.75                 276.57
--------------


(1) As described above, from December 31, 2000, to December 3, 2003, the results in the table relate to American Home Mortgage Holdings, Inc. From December 3, 2003, until December 31, 2005, the results in the table relate to American Home Mortgage Investment Corp.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Kenneth P. Slosser, one of the Company's non-employee directors, whose term of service as a director of the Company will expire at the 2006 Annual Meeting of Stockholders, is a Senior Managing Director of Friedman, Billings, Ramsey & Co., Inc. ("Friedman Billings"), an investment bank that has from time to time in the past provided, and may from time to time in the future provide, investment banking and general financing services to the Company for which Friedman Billings has in the past received, and may in the future receive, fees and commissions. In November, 2005, Friedman Billings acted as the placement agent in connection with the Company's $50,000,000 private placement of trust preferred securities, and received an advisory fee in the amount of $750,000 for such services. In 2006, the Company engaged Friedman Billings to evaluate a potential acquisition, for which the Company paid Friedman Billings an advisory fee in the amount of $500,000 and reimbursed Friedman Billings for $9,095 of expenses.

         Michael Strauss, the Company's Chairman of the Board, Chief Executive Officer and President, is permitted to beneficially own up to 20% of the value of the total number of shares of Common Stock and preferred stock of the Company. Typically, in order to maintain REIT status, a REIT imposes general limitations on the ownership of its voting securities. However, the Company's charter excepts Mr. Strauss from those general ownership limitations and, thus, Mr. Strauss is permitted to beneficially own up to 20% of the value of the total number of shares of Common Stock and preferred stock of the Company. The Company believes that as the Company's founder, Chief Executive Officer and President and significant stockholder, Mr. Strauss has played an integral role in the growth and success of the Company and has effectively led the Company through its first years as a public company, acquired and integrated multiple businesses and recruited valuable members of management and other personnel. Accordingly, the Company's Board of Directors believes that permitting Mr. Strauss to maintain significant ownership in the Company is appropriate and is beneficial to the Company because it will provide an incentive for Mr. Strauss to continue to lead and provide his services to the Company.

         Acquisition of Marina Mortgage

         The Company acquired Marina Mortgage on December 29, 1999. In connection with the Company's acquisition of Marina Mortgage, the Company issued restricted shares of its Common Stock to Ronald L. Bergum, an executive officer of the Company, and John A. Johnston, an executive officer and director of the Company, and certain other Marina Mortgage stockholders as initial consideration in exchange for their interests in Marina Mortgage. The former Marina Mortgage stockholders were entitled to receive additional consideration, consisting of restricted shares of the Company's Common Stock, periodically until May, 2006, based on the earnout provisions contained in the merger agreement. Under these earnout provisions, former Marina Mortgage stockholders were entitled to receive an annual earnout consisting of restricted shares of Common Stock of the Company based on the profitability of the acquired business. During 2005, Mr. Bergum received an aggregate of 58,643 restricted shares of Common Stock (with a value of approximately $1,863,499). During 2005, Mr. Johnston received an aggregate of 64,988 restricted shares of Common Stock (with a value of approximately $2,065,124).

         Acquisition of First Home Mortgage

         The Company acquired First Home Mortgage on June 30, 2000. In connection with the Company's acquisition of First Home Mortgage, the Company issued restricted shares of its Common Stock to Thomas J. Fiddler and John A. Manglardi, currently two of the Company's executive officers, and the other First Home Mortgage stockholders, as initial consideration for their interests in First Home Mortgage. In addition, the former stockholders of First Home Mortgage, including Messrs. Fiddler and Manglardi, were entitled to receive additional consideration, consisting of cash and restricted shares of Common Stock, pursuant to the earnout provisions contained in the merger agreement.

         Under the merger agreement's earnout provisions, former stockholders of First Home Mortgage were entitled to receive two quarterly payments. One of these quarterly payments, which was automatically paid to the former First Home Mortgage stockholders on a pro rata basis based on their former stock ownership in First Home Mortgage regardless of the profitability of the acquired business, was equal to an aggregate of $75,000 in restricted shares of Common Stock (or cash, before 2002). The other quarterly payment to which former First Home Mortgage stockholders were entitled was equal to an aggregate of $150,000, one half of which was payable in cash and the other half of which was payable in restricted shares of Common Stock, and which, if earned, also was payable on a pro rata basis; the cash payment of this quarterly earnout depended on the acquired business being profitable and having positive cash income for the applicable quarter.

         In addition to the quarterly earnouts, the former First Home Mortgage stockholders were entitled to an annual earnout, consisting of cash and restricted shares of Common Stock, based on the profitability of the acquired business. The previous stockholders of First Home Mortgage received such earnouts during a five-year period ending in May, 2005. During 2005, Mr. Fiddler received an aggregate of 12,852 restricted shares of Common Stock (with a value of approximately $401,593). During 2005, Mr. Manglardi received an aggregate of 15,480 restricted shares of Common Stock (with a value of approximately $487,123). With respect to earnouts paid in cash during 2005, Mr. Fiddler received aggregate cash payments of $533,783 and Mr. Manglardi received aggregate cash payments of $583,283.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and 10% stockholders to file reports of ownership and reports of changes in ownership of AHMIC's Common Stock and other equity securities with the SEC. Directors, executive officers and 10% stockholders are required to furnish AHMIC with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to it, AHMIC believes that, during 2005, AHMIC's directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements applicable to them, except that: (i) Stephen A. Hozie failed to timely file a Form 4 in connection with a grant of stock options; (ii) Alan B. Horn failed to timely file a Form 4 in connection with a grant of stock options; (iii) John A. Johnston failed to timely file a Form 4 in connection with the acquisition of restricted shares of Common Stock;
(iv) Richard S. Loeffler failed to timely file a Form 4 in connection with a sale of Common Stock; (v) Thomas M. McDonagh failed to timely file a Form 4 in connection with certain grants and an exercise of stock options; and (vi) Michael Strauss failed to timely file a Form 4 in connection with a grant of stock options. Each of these reports subsequently has been filed with the SEC.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As described above under "Corporate Governance," the members of the Compensation Committee are Nicholas R. Marfino (Chair), Michael A. McManus, Jr., and C. Cathleen Raffaeli. No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

PROPOSAL II - RATIFICATION OF INDEPENDENT AUDITORS


         The Board of Directors has appointed the firm of Deloitte & Touche LLP, independent accountants, to be the Company's independent auditors for the fiscal year ending December 31, 2006, and recommends to stockholders that they vote for ratification of that appointment.

         Deloitte & Touche LLP served as the Company's independent auditors for the fiscal years ended December 31, 1999, 2000, 2001, 2002, 2003, 2004 and 2005.
A representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions. The appointment of the Company's independent auditors is approved annually by the Board of Directors of AHMIC and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the scope of the audit, the types of non-audit services that AHMIC will need and the estimated fees for the coming year. The Audit Committee also reviews and approves non-audit services to ensure that these services will not impair the independence of the independent auditors.

         Before making its recommendation to the Board of Directors for appointment of Deloitte & Touche LLP, the Audit Committee carefully considered the firm's qualifications as independent auditors for the Company, which included a review of Deloitte & Touche LLP's performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee expressed its satisfaction with Deloitte & Touche LLP in these respects.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                     RATIFICATION OF DELOITTE & TOUCHE LLP
                    AS THE COMPANY'S INDEPENDENT AUDITORS FOR
                       THE YEAR ENDING DECEMBER 31, 2006.

                        FEES PAID TO INDEPENDENT AUDITORS

Audit and Non-Audit Fees

         The following table presents the aggregate fees billed for professional services rendered by Deloitte & Touche LLP in 2004 and 2005. Other than as set forth below, no professional services were rendered or fees billed by Deloitte & Touche LLP during 2004 or 2005.


--------------------------------------------------------------------------------
Service                                         2004                  2005
--------------------------------------------------------------------------------
Audit Fees (1) ........................      $2,245,145            $2,479,050
--------------------------------------------------------------------------------
Audit-Related Fees (2) ................         262,900               357,500
--------------------------------------------------------------------------------
Tax Fees (3) ..........................         583,500               464,465
--------------------------------------------------------------------------------
All Other Fees (4) ....................               0                     0
--------------------------------------------------------------------------------
TOTAL .................................      $3,091,575            $3,301,015
--------------------------------------------------------------------------------


------------------------

(1) Audit fees include fees for audit of the Company's annual consolidated financial statements; reviews of the Company's quarterly consolidated financial statements; comfort letters, consents and other services related to SEC filings; accounting consultation attendant to the audit; the 2005 audit of management's assessment of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002; and the 2005 audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2) Audit-related fees include fees for audits of employee benefit plans; data verification and agreed upon procedures related to securitizations; and other agreed upon procedures engagements.

(3)   Tax fees include fees for Federal and state tax compliance and planning.

(4) No services were performed by Deloitte & Touche LLP in connection with financial information systems design and implementation or otherwise.

Pre-Approved Services

         Prior to engaging Deloitte & Touche LLP to render the above services, and pursuant to its charter, the Audit Committee approved the engagement for each of the services and determined that the provision of such services by the independent auditors was compatible with the maintenance of Deloitte & Touche LLP's independence in the conduct of its auditing services.

         The Audit Committee will use the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent auditors.

         Before engagement of the independent auditors for the next year's audit, the independent auditors will submit a detailed description of services expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

         Audit Services include audit work performed on the Company's financial statements, as well as work that generally only the independent auditors can reasonably be expected to provide, including statutory audits, comfort letters, consents and assistance with and review of documents filed with the SEC.

         Audit-Related Services are for assurance and related services that are traditionally performed by the independent auditors, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements and discussions surrounding the proper application of financial accounting and/or reporting standards.

         Tax Services include all services, except those services specifically related to the audit of the financial statements, performed by the independent auditors' tax personnel, including tax analysis; assisting with coordination of execution of tax related activities, primarily in the area of corporate development; supporting other tax related regulatory requirements; and tax compliance and reporting.

         Other Services are those associated with services not captured in the other categories. The Company generally does not request such services from the independent auditors.

         The Audit Committee pre-approves services to be provided by the independent auditors within each category. The fees are budgeted and the Audit Committee requires the independent auditors to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors.

                                  OTHER MATTERS

         The Board of Directors does not intend to bring any other business before the Annual Meeting, and as far as is known by the Board, no matters are to be brought before the Annual Meeting except as disclosed in the Notice of Annual Meeting of Stockholders. However, as to any other business which may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

         A copy of the Company's Annual Report on Form 10-K (excluding the exhibits thereto) for the fiscal year ended December 31, 2005, including the Company's audited financial statements contained therein, is being delivered to stockholders of AHMIC as of the Record Date, together with this Proxy Statement.

                  STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

         Any stockholder who satisfies the requirements of Rule 14a-8 under the Exchange Act may submit a proposal for inclusion in the Company's proxy statement in connection with the 2007 Annual Meeting of Stockholders. Such proposal must be delivered to AHMIC no later than January 19, 2007.

         The Company's bylaws have an advance notice procedure for stockholders wishing to nominate a director or have a stockholder proposal (other than a stockholder proposal included in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act) considered at the next Annual Meeting of Stockholders. The advance notice procedure generally requires that a stockholder proposal for the 2007 Annual Meeting of Stockholders must be delivered in writing to the Company's General Counsel and Secretary, together with certain required information relating to such stockholder's stock ownership and identity, as set forth in the Company's bylaws, not earlier than February 20, 2007, and not later than March 22, 2007. If, however, the 2007 Annual Meeting of Stockholders is scheduled for a date that is more than 30 days before (or more than 60 days after) the anniversary date of the 2006 Annual Meeting of Stockholders, a stockholder's notice of proposal, in order to be timely, must be so delivered not earlier than the 120th day before the 2007 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day before the 2007 Annual Meeting of Stockholders or the tenth day following the day on which the Company publicly announces the date of the 2007 Annual Meeting of Stockholders. Stockholder proposals should be sent to: American Home Mortgage Investment Corp., 538 Broadhollow Road, Melville, New York 11747,
Attention: General Counsel and Secretary.

                                       By order of the Board of Directors,

                                       /s/ Michael Strauss

                                       MICHAEL STRAUSS
                                       Chairman of the Board, Chief Executive
                                       Officer and President


Dated:  May 19, 2006

                                      PROXY

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                     AMERICAN HOME MORTGAGE INVESTMENT CORP.

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 20, 2006

         The undersigned hereby appoints Michael Strauss and Stephen A. Hozie, and each or either of them, with full power of substitution, as his or her true and lawful agents and proxies (the "Proxies") to represent the undersigned at the 2006 Annual Meeting of Stockholders of American Home Mortgage Investment Corp. ("AHMIC") to be held at AHMIC's headquarters, 538 Broadhollow Road, Melville, New York 11747, at 10:00 A.M. (Eastern Time) on Tuesday, June 20, 2006, and at any adjournments or postponements thereof, and authorizes the Proxies to vote all shares of AHMIC shown on the other side of this card with all the powers the undersigned would possess if personally present at the 2006 Annual Meeting of Stockholders.

         This proxy, when properly executed, will be voted as directed on the reverse side. If this proxy is properly executed and no direction is made, this proxy will be voted "FOR" the election of the named nominees for director and "FOR" the ratification of the independent auditors and in the discretion of the Proxies with respect to any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the proxy statement of AHMIC dated May 19, 2006, soliciting proxies for the 2006 Annual Meeting.

         All previous proxies given by the undersigned to vote at the 2006 Annual Meeting or at any adjournment or postponement thereof are hereby revoked.

                (Continued and to be signed on the reverse side)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                     AMERICAN HOME MORTGAGE INVESTMENT CORP.
                                  June 20, 2006

             \|/ Please Detach and Mail in the Envelope Provided \|/
--------------------------------------------------------------------------------


[X]  PLEASE MARK YOUR VOTES
     AS IN THIS EXAMPLE USING
     DARK INK ONLY

1. ELECTION OF DIRECTORS to serve for a
three-year term expiring at the 2009
Annual Meeting of Stockholders, and in
each case, until their respective
successors shall be duly elected and
qualified.

"FOR" ALL NOMINEES LISTED AT RIGHT (EXCEPT    WITHHOLD            Nominees:
AS MARKED TO THE CONTRARY BELOW)              AUTHORITY TO VOTE
                                              FOR ALL NOMINEES    C. Cathleen Raffaeli  (Class I)
                                              LISTED AT RIGHT     Kristian R. Salovaara (Class I)

                   [__]                            [__]


         TO WITHHOLD AUTHORITY TO VOTE FOR A
         PARTICULAR NOMINEE, PRINT THE NAME OF
            SUCH NOMINEE ON THE LINE PROVIDED              __________________________________

                                                                          FOR        AGAINST       ABSTAIN
2.   RATIFICATION OF DELOITTE & TOUCHE LLP as the Company's                [ ]         [ ]           [ ]
     independent auditors for the year ending December 31, 2006.

     OTHER MATTERS:
     Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof.

SIGNATURE(S)      ____________________________________          DATE ________________

                  ____________________________________          DATE ________________


NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREIN. WHEN SIGNING AS ATTORNEY,
      ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN BY PRESIDENT OR OTHER AUTHORIZED OFFICER AND INDICATE TITLE. IF SHARES ARE REGISTERED IN THE NAMES OF JOINT TENANTS OR TRUSTEES, EACH TENANT OR TRUSTEE IS REQUIRED TO SIGN.